Exhibit 99.5

Consent to be Named as a Director

Cyclacel Pharmaceuticals, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the combined company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Dr. Satis Waran Nair Krishnan
Name:	Dr. Satis Waran Nair Krishnan
Date	July 23, 2025